KIRKLAND’S THIRD QUARTER 2012 CONFERENCE CALL

Moderator: Robert Alderson
November 20, 2012
11:00 am CT

Operator:	Ladies and gentlemen thank you for standing by and welcome to Kirkland’s Inc. Third Quarter 2012 Earnings Conference Call.

During the presentation all participants will be in listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone. And if at any time during the conference you need to reach an operator, please press Star 0.

As a reminder, this conference is being recorded, Tuesday, November 20, 2012.
I would now like to turn the conference over to (Tripp Sullivan) of (Corporate Communications).
Please go ahead sir.

(Tripp Sullivan): Thank you, good morning and welcome to this Kirkland’s conference call to review the company’s results for the third quarter of fiscal 2012. On the call this morning are (Robert Alerson), President and Chief Executive Officer and (Mike Madden), Senior Vice President and Chief Financial Officer.

The results as well as notice of the accessibility in this conference call on a listen-only basis over the Internet were released earlier this morning and is my belief that it has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risk and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecast results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission including the company’s annual report on Form 10K filed on April 12, 2012.

With that said, I’ll turn the call over to (Mike) for review of the financial results. (Mike).

(Mike): Thanks (Tripp) and good morning. I’ll begin with a review of the third quarter financial statements and then finish with financial guidance for the fourth quarter in the full year of fiscal 2012.

For the third quarter, net sales were 96.7 million a 0.4% decrease versus the prior year quarter. Comparable store sales, including ecommerce decreased 4.7%. Ecommerce sales were 3.8 million for the quarter, a 76% increase over the prior year. Comparable (brick and mortar) sales were down 6.6% with average sales per (brick and mortar) store down 4%. The store (comp) sales decline was driven by 7% decrease in transactions partially offset by slight increase in the average ticket.

The decrease in transactions resulted from equal declines in the conversion rate and the traffic count. The increase in the average ticket was the result of an increase in items per transaction offset partially by a decline in the average retail selling price. Sales performance by geographic area was relatively consistent across the chain. Merchandise categories primarily contributing to the (comp) decline were decorative accessories, wall décor and furniture. In real estate, we opened ten stores and closed four stores during the quarter, bringing us to 308 stores at quarter end.

Eighty-six percent of the total stores at quarter end were off mall and 14% were located in malls. At the end of the quarter we had 2.2 million square feet under lease an 8% increase over the prior year. Average store size was up 6% to just over 7100 square feet. Gross profit margin for the third quarter decreased approximately 200 basis points to 35.2% of sales from 37.2 in the prior year. The components of gross profit margins were as follows: First, merchandise margin decreased approximately 120 basis points as a percentage of sales.

An increase in promotional activity as well the markdown rate as compared to the prior year lead to the majority of the merchandise margin decline. Inbound freight container rates also increased relative to the prior year, contributing approximately 50 basis points to the merchandise margin decline. Second, store occupancy costs increased approximately 30 basis points as a percentage of sales, reflecting the (comp) sales decline.

Third, outbound freight costs increased 20 basis points, reflecting an increase in ecommerce sales, which carry higher shipping costs. And fourth, central distribution costs increased 30 basis points versus the prior year quarter, reflecting the comparable store sales decline combined with the increase in ecommerce sales.

Operating expenses for the quarter were 31.6 million or 32.7% of sales as compared to 31.3 million or 32.2% of sales for the prior year quarter. The increase in operating expenses as a percentage of sales related primarily to (d-leverage) on fixed costs due to the comparable store sales decline. Depreciation and amortization increased 20 basis points as a percentage of sales, reflecting an increase in capital expenditures combined with a slight increase — or decrease in total sales.

Operating loss for the second quarter — or third quarter was $746,000 dollars or 0.8% of sales as compared to operating income of 1.9 million or 2% of sales for the prior year quarter. We reported an income tax benefit of $349,000 dollars or 45.6% at a pre-tax loss versus an expense of $673,000 dollars or 35.1% of pre-tax income for the prior year quarter. Net loss for the quarter was $416,000 dollars or 2 cents per share, compared to earning of 1.2 million or 6 cents per share in the prior year quarter.

At the end of the quarter, there were 17,070,553 shares outstanding. Turning over to the balance sheet and the cash close statement, at the end of the third quarter — which is typically our low point during the year —we had $34.3 million dollars in cash on hand, as compared to 60.3 million at the end of the prior year quarter and 83.1 million at year-end 2011.

Notably impacting these comparisons, during the trailing 12-month period, we repurchased $32 million dollars of our common stock as part of our stock repurchase program, in addition to investing heavily in several strategic information technology and infrastructure projects. Inventories at the end of the quarter were 64.2 million, compared to 59.9 million in the prior year. Including ecommerce, this represents a 7% increase in total inventory versus the prior year.

As the business continues to grow and mature, ecommerce inventories have increased almost two-fold over last year. At the store level we ended the third quarter up 2% versus the prior year on a per store basis and down 3% on a per square foot basis. We ended the quarter on the higher end of our range of expectations but we are nonetheless comfortable with the levels of inventory we are carrying into the fourth quarter.

We expect to end the fiscal year with inventories in the range of 48 to 50 million, the mid-point of which reflects a 3-1/2% increase in inventories over the prior year, supporting a 4-1/2% increase in the store base and a 10% increase in square footage. We continue to operate the business without any long-term debt and no (barrings) were outstanding on our revolving line of credit at the end of the quarter.

Capital expenditures were 10.2 million for the quarter and included the following, 6.8 million for new store construction, 1.9 million for information technology projects, primarily our (oracle) merchandising system which went live during November — or October, $500,000 dollars for store improvements including the introduction of new more flexible merchandise fixtures that allow for better clarity and presentation as well as the reset and refreshing of many of our older, smaller locations.

Five hundred thousand dollars for improvement in our distribution center to better support workflow and additional space for ecommerce fulfillment and lastly the remaining $500,000 dollars spent during the quarter, related to various routine maintenance capital expenditures. The final item I’ll cover before turning the call over to (Robert), is to provide our guidance for the fourth quarter in the full fiscal year.

For the fourth quarter ending February 2, 2013, we expect to open 17 stores and close two stores. As a result, for the full year of fiscal 2012, we will have 42 new stores and 28 closings. This overall store activity equates to unit growth of approximately 4-1/2% and square footage growth of approximately 10%. We expect total sales for the 14-week fourth quarter to be in the range of 160 to 163 million, reflecting a comparable store sales decrease of 2% to 5% on a 13-week to 13-week comparative basis.

Compared with sales of 149.1 million and a comparable store sales increase of 1.4% in the prior year quarter. This would result in total sales for the full year to range between 445-1/2 million to 448-1/2 million and apply comparable store sales decline of 3 to 4% on a 52-week to 52-week comparative basis. We expect gross profit margin to be down in the range of 200 basis points versus the prior year quarter, reflecting a decrease in merchandising margin due in part to higher inbound freight costs as well as an expected promotional sales environment, combined with smaller increases in outbound freight, occupancy and central distribution costs as a percentage of sales.

Operating expenses for the fourth quarter should be above the prior year quarter by 9 to 12%, the majority of this increase reflects the extra week in the retail calendar this year, as well as an increase in the number of stores in operation and an increase in new store activity during the quarter as compared to last year. Based on these assumptions, we expect our full year operating margin to be 250 to 290 basis points below fiscal 2011. We expect to report earnings of 71 to 76 cents per share in the fourth quarter, which would result in earnings of 67 to 72 cents per share for the full fiscal year.

The earnings impact of the extra week in this year’s retail calendar is not material. The full year tax rate is expected to range between 38 and 38-1/2%. From a cash flow standpoint, for the full year we expect capital expenditures totaling 30 to 32 million before (landlord) construction allowances for new stores. And based on our fourth quarter forecast, cash and equivalents are expected to be between 61 and 64 million at the end of the year.

Thank you and I’ll now turn the call over to (Robert).

(Robert): Thanks (Mike). Third quarter results were in line with or previously issued (unintelligible). During the quarter traffic was down on a comparable basis almost 4% along with conversion, which adversely affected transactions at a sufficient level to overcome modest gains in average ticket and items per transaction. Comparable sales are an approximate 120 basis point deficit and product margin drove the earnings result, inbound freight increase but wasn’t as significant as expected. Our third quarter results were supported by a strong across the board performance in art, seasonal, candles and fragrance, lamps, mirrors, floral and rugs.

We’ve been looking for improvement in decorative accessories and I think we’re seeing the beginnings of better business in this important category. Somewhat new emphasis impulse, ladies accessories continue to show promise. These positive results were offset by decline in furniture productivity and our continue to struggle with wall décor. Both are a work in progress with significant attention. (Owing Harvest) delivered a nice comparable sales support for the very modest increase in the buy for the season.

(Harvest) performed better than Halloween and we will adjust a mix and content and amount of spend in subsequent seasons to account for the abnormal amount of vacant temporary retail space, both primary and secondary that is being leased for and devoted to selling Halloween products. During the quarter on schedule, we quietly and successfully implemented our new (oracle) retail management system. After an intense two-year installation process and a three-year total project timeline.

That was a great accomplishment for our company and I’d like to thank our entire staff for their tireless work on this implementation. Installation of the second phase, the planning allocation module, is in process and we’ll provide updates on our progress on subsequent calls. We’re now in position with our technology additions and replacements to turn even more attention and resources to opportunities like driving our ecommerce platform and capability, installing (CRM) and other applications that will help us leverage our foundational investments and drive sales.

It’s much to early to describe the multiple benefits that are possible from the (oracle) driven information but we’ve coupled the technology upgrade with a strong effort of instilling best practices in our merchandise buying process, along with additions to our merchandising talent to take advantage of (oracle’s) benefits to generate more data driven decision making in buying, planning and allocation.

(Mike) gave you information on our store openings for the quarter. We replaced numerous stores in the past several years and we’ll continue to target opportunities. The quarter produced a number of stores in new markets, which should be a consistent and evident trend over the next few years. Although we strive to avoid late-in-the-year openings, we will again open 17 stores in the fourth quarter but only one store will open after Christmas this year.

Our new California stores continue to have strong openings and perform well. We will carefully continue our expansion in the (Central Valley) and Sacramento areas and begin to look north along the West Coast. New store in strip center locations in New Jersey during the fourth quarter will be carefully watched for customer reaction in this new market for Kirkland’s. As we approach 2013, we will continue to be cautious and conservative on store expansion for a couple of reasons.

First, we’re very involved with efforts to improve the productivity of our box and implementing change in technology and process. Second, we remain very concerned about a fragile economy that faces some distinct challenges in the coming months, as it faces the pending fiscal cliff at year-end and prepares to absorb multiple shocks with healthcare and other regulatory changes. Despite these challenges, we still expect year-over-year net store growth in fiscal 2013 and at this moment expect square footage growth to approximate that of fiscal 2012.

Concurrent with store expansion, our management team’s very involved in an accelerated process aimed at developing a multi-phased major branding and selling effort as we move ever closer to repositioning our store base from regional and closed malls into major strip centers. We recognize we are essentially moving into a new neighborhood that requires us to effectively gain the attention of old as well as new customers, many of whom have long-term loyalty to our new retail neighbors.

And to effectively invite interest and entice such customers to make the overt choice to stop their vehicle and come into our store. While email and social network efforts are well developed at Kirkland’s, our customer inboxes and social network sites are crowded with retail opportunities both promotional and lifestyle oriented. We recognize the need to intercept with more customers in more ways to garner their interest and motivate store and online visits.

Developing our ecommerce capability is one way to help the effort, by providing an expanded offering in the context of the seamless customer retail experience. Developing and productively deploying a more effective description of who we are and what we do very well is of paramount importance. We’re developing methods to sing louder and more beautifully to gain customer attention and develop a major national brand that means something to the customer who hasn’t learned about us during our 40 plus years in regional malls.

We expect to begin to test the effectiveness of different media opportunities as well as our early first quarter of next year. That being said, all of our intentions and efforts are geared toward maximizing the holiday season in the fourth quarter. Early November traffic and conversion trends have been about the same as the prior quarter. We’ve shown some improvement since national election week is behind us. As we said in our press release earlier today, it’s early in the quarter and there’s limited visibility.

So we remain cautious and conservative as to the results. We are well prepared for the holiday with what we believe is a strong, well priced assortment featuring a substantial amount of new products, attractive, bought-for-the-event promotions and a floor set that features great values on holiday and gift items and in practical settings. We have the merchandise messaging and margin to drive the results. Holiday spending is likely to again be cautious, bill-driven and more than likely late in the season.

We also have a strong plan to capture post Christmas business as well. On a personal note, we announced today that I would take a short absence after Thanksgiving to accomplish a non-emergency medical procedure and that (Mike Madden) would assume the interim President/Chief Executive Officer role. No time is ever perfect in retail but over the next several weeks our primary focus will be on execution. (Mike) is very capable, highly experienced and very respected. I’m totally confident he will lead the company very well in my absence.

Operator we’re prepared to accept questions.

Operator:
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One moment please, your first question.
And our first question comes from the line of (Brad Thomas) with (Key Bank Capital Markets). Your line is open, please proceed with your question.
(Brad Thomas):	Thanks, good morning (Robert), good morning (Mike).
Man:	Morning.

(Brad Thomas): I wanted to first just ask about the store base and the store expansion plans, you know, (Robert) I think your quote from the prepared remarks was that you want to be more conservative with your openings going forward. How are you thinking about the opening plans at this point as you look out to 2013?

(Robert): I think we believe that we’ll still end up with about the same amount of square footage, the units may change some. I think we’re — we want to be — we won’t have as many closings so our net should be a little larger than it’s been the last two to three years. What we want to be very careful about is that we devote full attention to our box and all the process and technology changes that we’re trying to accomplish. And we’re moving into some new markets and we’re also involved in a major (branding) effort and we want to make sure that all that comes together in the right way.

So, I think we’ll be very conservative and prudent about the deals and not be particularly worried about hitting a number and we’ll take it as it comes. And one of the things that I didn’t mention that we’re very concerned about is the consistent drift of deals into the late year caused by a variety of reasons and we’re going to be a little bit more careful about opening late and we’ll black out some periods and let those deals roll over to the next year if we need to.

(Brad Thomas): And as you all look the impact of new openings on your existing store base, have you seen a level of cannibalization that may be taking away from the existing store base?

(Mike): (Brad) there’s some, especially when you go into markets and you’re filling them out like Houston, Dallas, Atlanta, so you can’t avoid some of that but the way we look at it is we want to end up with more profits coming out of that market and that’s the long-term position we want to show. But as (Robert) said, we’ve added a lot of new markets in this last class and we’ll continue to have more of the class represent new markets where there’s little cannibalization.

I don’t think the overall affect of cannibalization has been that great, except for in some select markets whereas I said we’re filling out and there’s a natural transfer in some of those locations.

(Robert): And then just to follow up on this (Mike), you know, when we think of the company, over the last five years there was a huge boost to profitability as you’ve shifted stores from mall locations to off mall locations. You know, as you look at the store portfolio today, are there any outlying buckets like that that maybe stand out with further room for optimization?

(Mike): You know, I — there’s still some room, we’ve still got about 40 mall stores in the base and some of those are still on their original rent deal. So as we relocate those over the next few years, yes there’s some opportunity but stepping back from that group, we have accomplished a great deal over the last few years. We’ve got our occupancy ratio as a percentage of sales below 10%. Whereas when we were in the malls entirely, that was in the 13/14% range. And so we’ve done a great deal so far, there’s still a little bit left there.

But I think it’s more about going forward to productivity, those units and not as much about the advantage we get by moving from one location to another.

(Robert): You know, (Brad) I also mentioned there’s sort of a bucket of 20 or so early off mall stores that we’ll put in lifestyle centers and I think those represent an opportunity to relocate into a more productive box. The market suggests that that’s possible and to, you know, gain some of those sort of mall store advantages that you were talking about.

(Brad Thomas): All right, great. Thanks so much and best of luck this holiday season and best wishes to you (Robert) as you take your leave.

(Robert):	Thanks. I appreciate it so much (Brad).
Operator:	And our next question comes from the lines of (Nealy Tamengo) with (Piper Jeffrey), your line is open, please proceed with your question.

(Nealy Tamengo): Great, good morning you guys. I’d love to dig in a little bit more on the ecom side of your business, I know it’s very, very small but it’s obviously growing fairly rapidly so I didn’t know if you had any metrics around some of the site visits or who you’re actually seeing come into your ecom site (Mike) and if that’s giving you guys some encouragement as you go into some new markets? And I have a couple follow ups.

(Mike): Sure. I’ll cover a few things there. Our site visits are up quite a bit, it’s in the range of 50% and it has a lot to do with the fact that about this time last year, we launched a major marketing blitz of sorts online. We — up until that point, we didn’t do any real (page) search, advertising or even a lot of search engine optimization, that is now in place and starting to gain some traction so that’s a big reason for the increase in the visits. We’ve also been able to increase our (skew) count, it’s 25% higher than it was this time last year.

We’ve got more to offer online and we’re starting to learn a lot more about what promotions work best online, that’s been a big part of the last 12 months is measuring the different promotions that we run and how successful they are and then learning from that and applying it going forward. That’s been a big improvement and it’s a way we can kind of drive sales when we want to drive sales. There’s some back-end things that we’re working on, expanding the navigation on the site, there’s a lot of opportunity there to allow our customers to navigate easier.

Especially when you look at our art category with so many different themes and varieties to choose from and we launched our mobile site in August — or back in August which opened up the site, you know, in a more workable way to smartphone users and they can buy online. So we still got a lot to do, we’re not where we want to be, we’ve got a huge project list that we’re having to prioritize and choose from going into next year but it’s all good — it’s great stuff and we’re excited about the business.

(Nealy Tamengo): Okay, that’s really encouraging. And then just a follow up, I know it’s very near term, can you just remind us how you guys are positioned for black Friday and kind of what you historically do, are you doing anything differently for kind of the black Friday weekend this weekend? That would be helpful. Thanks.

(Robert): Well we constantly change the type of promotions that we offer and the timing and sequence of coupons and our email and, you know, I think we’re — have learned that there’s sort of a flow to the weekend and some of the major boxes that open at midnight on the prior day or now I think Target’s going to be open all day on Thursday, those guys are going to get their visits. And we tend to get them a little later in the morning through about 6 pm.

And so we’ve learned, you know, sort of timing, you know, what hours are the high sales activities, be able to time our activities and scheduling and all those other things that contribute to sales to those — to the time. So we’ve also learned that, you know, you’ve got to offer a deal that really looks good in comparison to what’s going on in the world because there’re a lot of very extravagant percentage off opportunities being offered and sometimes those are real prices and sometimes they’re not. And we try to make sure that the customer understands the value involved in that.

So it’s a constant — (Nealy) as you know, it’s a constant learning process and no season is ever the same and no black Friday weekend is ever the same but we feel like we’ve got a great array of merchandise for the weekend and we hope we get our share.

(Nealy Tamengo): Okay, we do too. Just one little follow-up question for the calendar for, you know, obviously it’s so key in terms of (sheer) traffic and what it means to you guys from your quarter’s perspective. You know, the calendar at the face value seems to be quite favorable with the extra day and the full week and what have you but it can also cause a little bit of lull into our shopping period during the holiday.

Just wondering how you guys might be attacking that, it sounds like you might just going to be (halting) those promotions through your email function which is something you have today versus even where you were the last time we saw this calendar but just kind of curious how you’re going to be (flowing) those promos for a bit longer, kind of extended (traffic)?

(Robert): Well we’ve seen the calendar shift as an opportunity and have tried to adjust our messaging and offerings to the customer accordingly but you’re right, it tends to be not as important as you think it’s going to be, at least that’s been my experience over a number of years. The customer does seem to take a pause so you have to give them an opportunity and one of the things that we try to do is use the power of our new ecommerce platform to combine with store promotions to help that period.

I hope we get a lot of extra bounce from it and we’ll see, we’ve certainly tried to prepare for it.

(Mike): And (Nealy) one thing to add to that is that the last weekend before Christmas is a full shopping weekend this year which, you know, that will be a big focus because last year, Christmas Eve fell on Saturday and you just didn’t get the benefit of that.

(Nealy Tamengo): Absolutely, very back-end (related). Well best of luck to you guys and (Robert) as much as we like (Mike), we want you back so come back soon. Okay? All right, thanks guys.

(Robert):	Thank you, I appreciate your kind note this morning. Thank you so much.
(Nealy Tamengo):You bet.
Operator:	And our next question is one of (Anthony Lebozinski) with (Sedonia and Company), your line is open, please proceed with your question.

(Anthony Lebozinski): Yes, good morning. Just wanted to follow up in regards to your comment about elevating your brand awareness, I know earlier in the year you guys tried a mini catalog which had some mixed results with so — I was just wondering if you could give us more color on that topic please?

(Robert): Well we are — we’re trying to understand how to best present the company and what it really stands for to the retail universe and recognizing that if we start to make ourselves known in the retail communities that we’re in, (visa vi) the major retail boxes that we share shopping centers with, we have to have a voice that is outstanding and the way that we present our company and talk about it has to be very focused and effective.

So we’re working with some people who do this for retail companies and we’re deep into the process, we’ll start next year to test some of the things that we’ve worked on and we’ll do some media tests and I think the opportunity for us is to make many more customers aware of Kirkland’s so that we become an attractive alternative when they make a trip to the shopping center. They may not know us from our mall years but we like to position our real estate with those tenants and so now it’s our responsibility to make our message equally as good or if not better.

So we’re not expecting to change the world with that (Anthony) in the first year, it’s a building process. You don’t build a brand over night and we had an opportunity to do that for more than 40 years and regionally (close) malls but really wasn’t necessary. We had 1000 plus people come by our storefront everyday and walk in our doors simply because we were there and our money was used by the mall developer to advertise shopping centers. So that’s not something that we have a great deal of history with or are very accomplished with at this point. But we intend to get better at it very quickly.

(Anthony Lebozinski): Okay, thank you for that and I know you’re done with the initial implementation of the (oracle) system, can you give us a timeframe or some color at least on the next IT system initiatives?

(Mike): Sure. The — I think we mentioned in the comments, there’s a phase II to the (oracle) implementation, we implemented the foundational system in October, which was a big deal and there’s a lot of new functionality within that, but phase II is taking our planning and allocation process and using the (oracle) system for that which we currently have our own systems designed for that, the (oracle) system’s much more robust and we’ll add a lot of capability there. On the, you know, I mentioned ecom earlier during (Nealy’s) question, there’s a lot going on there.

You know, third party delivery of products is on the schedule in ecom and more ability for the customer to find the product they’re looking for and getting it however they’d like and we want shipping to store, we do a lot of that now but we want the customer to have a choice in how they buy online. And there’s a lot of technology that goes into making that happen.
And then (Robert) mentioned (CRM), customer relationship management software at the store level allowing us to collect more information about our customers and apply it, you know, to our buying decisions and our promotional, you know, strategy going forward with that richer, deeper information at the customer level. And those are the priorities for 2013.

(Anthony Lebozinski): Okay, that’s very helpful and as far as store openings for the rest of the year, are these primarily in existing markets or I think you mentioned the store in New Jersey but the other new markets that you’re entering?

(Mike): There’s several in New Jersey, as (Robert) mentioned California, working our way up the valley, filling out in Sacramento, we’ve got some immature markets in Colorado, New Mexico and out west so and then just continuing to work into the Mid-Atlantic, we mentioned New Jersey but we’re really under stored in Virginia, Maryland, Pennsylvania — those markets are priorities.

(Anthony Lebozinski): Okay, well thank you and good luck to you guys, especially you (Robert).

(Robert):	Thank you (Anthony) we appreciate it so much.
Operator:	As a reminder, ladies and gentlemen, to register for a question or a comment you may press the 1 followed by the 4 on your telephone.
And our next question comes on the line of (Joan Storms) with (Web Busch), your line is open, please proceed with your question.
(Joan Storms):	Hi, good morning.
(Robert):	Morning.

(Joan Storms): Just a follow up on the sort of, you know, what the steps being taken from the merchandising perspective to sort of get closer to that, you know, positive (comp) as we go forward and I know part of that had to do with, you know, getting the (oracle) merchandising plan and allocation portion of that launch so I was wondering if you might address, you know, and also like how the decorative accessories, if you’re seeing some improvement there, what that’s looking like for the holiday?

(Robert): Well I think a (Joan) most of that is directed around process, I mean (oracle) is just been turned on and we’re — we know how to run it, we know how to get the information from it and use it in our daily activities but in terms of being able to really change the world with that, that’s — next two years we’ll get better and better as we go. In the meantime, I think we said there are a couple of things that we’ve been trying to do.

One is that we’ve been trying to develop and add a plan for adding talent to the group and we’re underway with that and when we have an opportunity to or the need to make an announcement, that we will. The second part of that is about installing best practices if you will, better process and looking at our inventory mix and what we sell from a much more data driven view point, Kirkland’s for many years has really been focused on finding constant new product offerings.

And sometimes in a — when an economic environment that is a little bit more rich, that’s a great thing to do. Sometimes when it’s in a little bit more restricted environment, it makes sense to use data extremely well, moderate the amount of new that represents risk and continue to bring items in that represent great selling opportunities that still have punch going forward. And that’s really about building a better core assortment and that’s what we’re involved in right now.

And I think when you see the world as core and then several other layers to that, it can soon modify how you spend your money. And it tends to constantly remind you to allocate risk in that inventory spend and the most advantageous way and with the most amount of information that you possibly can as to history and the probability of success. So I think the process part for us over the next six months to a year is going to be the most important part of that and we’ll blend the new talent and the new information in as that become available to us.

One of the big opportunities for us in combining process and information from (oracle) and one that I think it will help categories where we tend to occasionally find struggles is that when we are able to build store specific inventory — store specific inventory mix for each of our stores with better information and present product with a greater propensity to be sold in that store, I think we’re going to profit immeasurably.

I don’t think that’s a long way away and it’s something that we’re putting a lot of focus, effort and energy into. On the deck side, I think it’s a lot about the core business, modifying or controlling our risk and really understanding the level of spend that we need to make in that category relative to the whole. So I think we’re seeing progress there. I think we’re actually seeing progress in a wall decor, especially in large wall décor pieces. So it’s a constant effort to make all 13 categories go in the right direction.

And I think we’re seeing improvement. I hope we’ll be able to report that to you shortly.

(Joan Storms): Okay, great that’s very helpful, thank you and good luck during the holiday season and good luck to you (Robert) as well.

(Robert):	Thank you so much.
Operator:	And our next question I think is one of (Bill Dezellan) with (Titan Capital Management). Please proceed with your question.

(Bill Dezellan): Thank you. First of all, relative to the recent bump up that we have seen in housing activity or at least a discussion about how to improve housing activity, have you seen any signs that that’s flowing through in a favorable way to Kirkland’s?

(Robert): I don’t think we have specifically seen it and I think the improvement that we see in the press at this point is still relatively modest and represents improvement over historic lows and certainly doesn’t represent the kind of new housing development that tends to drive retail sales. I think the first people that see it are the Home Depots and Lowe’s of the world and some of the builders who are positioned with capital to be able to take advantage of changes.

When we look at realtor information, I think what we’re seeing right now, (Bill) more than new stuff is a change or an increase in the sales rate of older homes. In other words, people flipping those homes. It’s a little bit difficult right now to tell how much of that is bank activity, your bank sellers and how much of that represents an across the board change in the economy. So I think that will become more transparent over the next several months. We certainly hope there’s an improvement and look forward to seeing that in our stores.

The one thing that we always say is that we offer a great opportunity to customers to improve their existing home at a great value in terms of price and the impact that they can make relative to redecorating or improving their home for a relatively small amount of money.

(Bill Dezellan): And then secondarily is you’ve mentioned in the opening remarks that you have new stores that you’re opening, they’re entering new markets. Does this —and that that would be an even more predominate theme going forward — does that imply to us that we should have lower expectations for productivity of the new stores at opening and a little slower ramp than what we’ve come to believe or and understanding to be your model? And if that’s the case, then how does that enter into your conservatism that you reference for openings next year or not?

(Mike): (Bill) intuitively you would think that and I follow your logic. What we’ve seen in comparing new markets with existing markets in our last couple of classes of new stores would suggest that there’s not much difference in the productivity. That on average, you know, the new markets are doing just as well as the existing and we will continue to monitor that obviously going forward, we’ll have a better read of it as we see how New Jersey stores open and these additional California stores open.

But so far we don’t — I haven’t seen a reason to adjust that expectation for productivity out of the new stores just because they’re going to be a little bit weighted in new markets.

(Bill Dezellan):	Great, thank you both and best wishes with your recovery (Robert).
(Robert): Operator:	Thank you so much (Bill). Our next question comes from the line of (David McGee) with (Suntrust Robertson Humphrey), your line is open, please proceed with your question.
(David McGee):	Yes Hi, good morning guys.
(Robert):	Morning (David).

(David McGee): I just want to ask a question about what you’re seeing competitively going into the holidays here, you know, I know it’s difficult out there, I’m curious if you think is it worse year-to-year and, you know, is there something different about how folks are going to market relative to how they went last year or was it earlier this year? I’m just looking for more color on the competition please.

(Robert): We did our floor set a week to ten days later this year than we did last year in an effort to continue to drive our everyday core business a little bit longer and because we had a considerable amount of Halloween harvest, a period of, I don’t know six weeks or so where that was on the floor. So, you know, we were trying to define or separate a little bit of the seasons. I don’t know that that helped us any but we have seen a lot of early, large percent off promotions and what seems to be an opportunity or an effort to push black Friday back to black August the 15 if they could I guess.

I mean it’s — I don’t know how far back it goes but there seems to be an effort to try to get in front of other retailers with opportunities. That’s kind of what we’ve seen. I don’t think the season overall will be dramatically more promotional than it has been for the last two or three because it’s been very promotional.

(David McGee):	Okay. Well thanks (Robert) and take care of yourself (here).
(Robert):	Thank you buddy, I appreciate it.
Operator:	There appear to be no further questions on the phone lines, (unintelligible) I’ll turn the call back over to you.

(Robert): Okay, thanks very much everybody. We look forward to talking with you on the next call. Bye-bye. Have a great holiday.

Operator: Ladies and gentlemen that does conclude the conference call for today. We thank you for your participation. Will you please disconnect your lines.

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